UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2007

AKSYS, LTD.

(Exact name of registrant as specified in its charter)

000-28290

(Commission File Number)

Delaware	36-3890205
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

Two Marriott Drive

Lincolnshire, Illinois  60069

(Address of principal executive offices, with zip code)

(847) 229-2020

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address,

if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                  Entry Into a Material Definitive Agreement.

On January 12, 2007, Aksys, Ltd. (the “Company”) and Durus Life Sciences Master Fund Ltd. entered into an amendment of the prior loan agreement between the parties dated as of June 23, 2006.  The amendment increases the amount of the line of credit available to the Company under the loan agreement by $1,640,000 from $5,400,000 to $7,040,000.  The Company previously accessed the full $5,400,000 available under the line of credit prior to January 12, 2006.  The outstanding principal amount of all loans (including the line of credit and including capitalized interest) provided by Durus to the Company is approximately $22.4 million.

The loan agreement amendment provides that the proceeds of the additional $1,640,000 may be used by the Company to fund certain Company expenses primarily related to curtailment of the Company’s operations.  Following the execution of the amendment, the Company completed a draw down of $398,000 under the line of credit on January 12, 2007.

As described in Item 8.01 below, the Company is curtailing all operations and commencing a winding down of its business.  The additional $1,640,000 available to the Company under the line of credit, including the $398,000 drawn down on January 12, 2007, is intended to provide the Company with sufficient funds to wind-down its operations in an orderly manner.

There can be no assurance that the additional amounts available under the line of credit will be available to the Company  or that such amounts will be sufficient for an orderly winding up of the Company’s operations.

Item 2.03.                  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Item 2.05.                  Costs Associated with Exit or Disposal Activities

As described in Item 8.01 below, the Company is curtailing all operations and commencing a winding down of its business.  Such action has been authorized by the Company’s Board of Directors at a meeting on January 11, 2007.  The Company had been seeking to sell substantially all of its assets and/or obtain financing from various third parties  for a period of many months.  Such sale and third party financing has not been obtained by the Company as of the date of January 11, 2007 and Durus Life Sciences Master Fund Ltd. had communicated to the Board of Directors its unwillingness to continue to fund the operations of the Company without such third party financing.  The Company has not yet estimated the exact cost for the complete winding down of its operations.

Item 5.02.                  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As part of the Company’s plan to curtail its operations, the Company is terminating the employment of substantially all of its employees.  In addition, due to the curtailment of the Company’s operations, the Company and Karen R. Krumeich, the Company’s Interim Chief Financial Officer since September 19, 2006, mutually agreed to terminate Ms. Krumeich’s interim employment with the Company effective January 11, 2007.

The Company expects to retain a small staff of employees, including the Company’s President and Chief Executive Officer, Howard J. Lewin, for a short period of time in order to implement an orderly wind-up of the Company’s operations.

Item 8.01.                  Other Events.

On January 11, 2007, the Board of Directors of the Company approved the commencement of a winding down of the Company’s business and operations.  The Company will retain a small staff to implement an orderly wind-down of the Company’s operations.  Prior to January 11, 2007, the Company’s management was engaged in attempting to identify potential financing sources as well as possible acquisition candidates for all or a portion of the Company’s business.

Although the Company has elected to curtail its operations, it is still possible that the Company may obtain third party financing or acquisition proposals for all or a portion of the Company’s business.  Given the Company’s current level of liabilities, any acquisition of Company assets or operations would need to exceed the value of the Company’s outstanding indebtedness and other obligations in order to return any payments to the Company’s stockholders.  At this time, it appears doubtful that the Company’s stockholders would receive any payment for their shares of stock through such a transaction or financing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKSYS, LTD.
Dated: January 16, 2007	By:	/s/ Howard J. Lewin
Name: Howard J. Lewin
Title: President and Chief Executive Officer